EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), entered into upon the date of execution is between Novo MedSpa Addison Corporation, with offices located at 4151 Belt Line Rd, Suite 120, Addison, TX 75001, and its successors and assigns (“Licensor”), and American International Holdings Corp., 11222 Richmond Avenue, Suite 195, Houston, Texas, 77082, and its successors and assigns (“Licensee”) (The “Parties” hereinafter collectively).

Recitals

WHEREAS, Licensor operates certain businesses consisting of Novopelle branded MedSpa locations that utilize certain Intellectual Property and Collective Technology, at those terms are hereinafter defined (the “Ongoing Business” hereinafter);

WHEREAS, Licensor possesses the right title and interest to certain Intellectual Property and Collective Technology utilized in the Ongoing Business that it has developed and will continue to develop and improve and intends to legally perfect, protect and defend such Intellectual Property and Collective Technology and improvements;

WHEREAS, Licensee intends to sell, market, deploy and support certain products and services that utilize such Intellectual Property and Collective Technology at new Novopelle branded MedSpa locations (“New Business”);

WHEREAS, Licensor intends to grant a License to Licensee that permits the use of the Intellectual Property and Collective Technology, in existence now or in the future, in exchange for a payment, and;

WHEREAS, Licensee may seek to acquire all of the right title and interest to the Intellectual Property and Collective Technology and business operations of the Licensor;

NOW THEREFORE, the Parties hereby agree as follows:

AGREEMENTS

ARTICLE 1: DEFINITIONS

“Licensed Technology” means the information, technology, creative expression, and know-how embodied in the Ongoing Business and Intellectual Property Rights possessed or that may be possessed by the Licensor.

“Associated Technology” means the all indicia of the Novopelle branded MedSpa, trade secrets, technical data, software programs, and hardware (if any) related to the operation of the Ongoing Business.

“Collective Technology” means the Licensed Technology and the Associated Technology.

“Effective Date” means the later of the date that each Party executes this Agreement.

“Intellectual Property Rights” means all rights in intellectual property, including the following rights protected, created, or arising under the laws of the United States or any other jurisdiction: (i) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals, and extensions thereof (collectively, “Marks”); (ii) all copyrights and all databases, and design rights, whether or not registered or published, all registrations and recordations thereof, and all applications in connection therewith, along with all reversions, extensions, and renewals thereof (collectively, “Copyrights”); (iii) all trade secrets (“Trade Secrets”), and (iv) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations, and extensions thereof (“Patent(s)”) to the extent any of the Patents convey legally enforceable rights at any time during the term of this Agreement.

ARTICLE 2: ASSIGNMENT

2.1 Licensed Technology and IP License Grant. Subject to the obligations and limitations provided herein, Licensor grants to Licensee an exclusive worldwide, unrestricted, perpetual, irrevocable, royalty-bearing license, subject to the terms herein, for the Licensed Technology, Intellectual Property and Associated Technology used for the Ongoing Business, which shall be used in the New Business. Licensee may open any New Business locations at its sole discretion, subject only to the terms stated herein.

2.2 No Right to Sublicense. The licenses granted hereunder do not include the right to grant sublicenses to third parties, but Licensee is permitted to allow its third-party contractors to use the Collective Technology and Intellectual Property on Licensee’s behalf solely for the purpose of selling, marketing, deploying and supporting the Ongoing Business. Licensee must ensure that its third-party contractors comply with the terms of this Agreement and Licensee is responsible for its third-party contractors’ failure to comply.

2.3 No Implied Licenses. The Parties understand and agree that no license or other right is granted herein to either Party, directly or by implication, estoppel or otherwise, with respect to any Intellectual Property Rights, except as specifically provided in this Agreement, and that no additional licenses or other right shall arise from the consummation of this Agreement or from any acts, statements, or dealings leading to such consummation.

2.4 Miscellaneous Provisions.

a.	The Licensor may open New Business locations, provided that it advises the Licensee in advance of its intent to do so and the trade area / location of the New Business location.

b.	Licensee may only be permitted to open New Business locations at a geographical distance greater than a five (5) mile radius from any Existing Business or New Business location, unless mutually agreed by both Parties in writing.

c.	The Licensee shall establish a minimum of two (2) New Business locations per calendar year, unless mutually agreed by both Parties in writing.

ARTICLE 3: CONSIDERATION

3.1 Stock Issuance and Payments. Upon execution of this Agreement, the Licensee shall:

a.	Issue to the Licensor a one-time stock grant of two hundred and fifty thousand (250,000) shares of the Licensee’s common stock (the “Equity Shares”); and

b.	Pay a one-time cash payment in the amount of $40,000, payable on the date of the Exclusive License agreement.

Furthermore, the Licensee shall compensate the Licensor for every New Business as established by the Licensee as follows:

a.	New Location Fee: Licensee shall pay the Licensor a one-time payment of $30,000 for every New Business, which shall be made due and payable to the Licensor no later than five (5) business days from the time the Licensee executes the new lease agreement for the location; and

b.	Royalty: Licensee shall pay the Licensor an ongoing royalty fee equal to six percent (6%) of the total gross monthly revenue (the “Royalty Payment”). The Royalty Payment shall be made due and payable on the 15th of each month. Upon the establishment of a New Business, the Royalty Payment shall accrue any and all accrued and unpaid Royalty Payments shall be made payable to the Licensor at the earliest of:

i.	Four months from the date of operations, or;

ii.	When the Company first achieves thirty thousand ($30,000) dollars in monthly gross revenues.

c.	Late Payments: Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of one- and one-half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Licensor’s right to exercise any other remedies Licensor may have as a consequence of the lateness of any payment.

3.2 Piggyback Rights. The Licensee shall provide the Licensor piggy-back registration rights as to the issued Equity Shares, allowing the Licensor to participate on any registration statements as filed with the SEC by the Licensee for a period of one (1) year from the date of the issuance.

3.3 Right of First Refusal for Sale of Licensor: The Licensor shall provide the Licensee with the exclusive right to acquire the Licensed Technology, Associated Technology, Collective Technology and Intellectual Property Rights in their entirety from the Licensor for a purchase price of One Million US Dollars ($1,000,000) (the “Purchase Option”). The Purchase Option shall be extended to the Licensee for a period of three years from the Effective Date and further terms of the transaction shall be subject to a separate Purchase Option Agreement.

3.4 Right of First Refusal for Sale of Ongoing Business. At such time that the Licensor decides to sell any portion of its Ongoing Business, including their owned and operated locations, the Licensor shall provide the Licensee with the first right to purchase before marketing and/or offering the locations to other interested parties.

ARTICLE 4: TERMINATION

4.1 Term. The term of this Agreement begins as of the Effective Date and shall continue until terminated as provided in this Article 4.

4.2 Termination for Uncured Material Breach. Licensor may terminate this Agreement if Licensee does not cure its intentional or negligent material breach of this Agreement within sixty (60) days of receiving written notice of the material breach from Licensor. Licensor may immediately terminate after the expiration of the sixty (60) day period, if Licensee fails to cure such a material breach.

4.3 Termination for Bankruptcy. Notwithstanding anything in this Agreement to the contrary, either Party may immediately terminate this Agreement (or one or more of the licenses or portions thereof granted hereunder) if the other Party is involved in any bankruptcy proceeding or any other proceeding concerning insolvency, dissolution, cessation of operations, reorganization, or indebtedness or the like and the proceeding is not dismissed within sixty (60) days.

4.4 Termination Upon Mutual Agreement. This Agreement may be terminated for any reason upon mutual written consent of the Parties.

4.5 Injunctive Relief. Licensor agrees that Licensee and Licensee’s customers may be irreparably harmed by a violation of this Agreement because the Licensed Technology and Associated Technology and Intellectual Property are commercially valuable, confidential information that reflect the investment of substantial time and money. Licensor agrees that Licensee shall have the right to seek all available remedies, including injunctive and equitable relief, to remedy any breach of this Agreement.

4.6 Post-Termination Obligations. Upon termination of this Agreement, all rights granted to Licensee will immediately terminate and revert to Licensor. Promptly, but in no event more than thirty (30) days after termination of this Agreement for any reason, Licensee shall:

a.	Uninstall and erase all Licensed Technology and Associated Technology (and any and all portion(s) thereof included in other software) from all of Licensees storage elements and devices, and

b.	Return all copies of the Licensed Technology and Associated Technology or, at Licensee’s option, certify, by a written statement signed by an officer of Licensee, the destruction of all copies (whole and partial, whether modified or unmodified) of the Licensed Technology and Associated Technology in Licensee’s possession or under Licensee’s control. Notwithstanding the foregoing, Licensee shall be permitted to retain copies of the Collective Technology solely to the extent necessary to provide support related to the Ongoing Business, to deplete its inventory of Ongoing Business in existence or in progress at the time of termination of the Agreement, and to continue to fulfill orders or commitments for Ongoing Business accepted prior to or at the time of termination of the Agreement.

ARTICLE 5: LIMITATION OF LIABILITY.

5.1 Limitation of Liability. Licensor will not be liable to Licensee, its Affiliates, any Sublicensee, or any of their Affiliates with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute technology or services. Licensor’s liability for all damages of any kind arising our of or relating to his Agreement or its subject matter under any contract, negligence, strict liability, or other legal or equitable theory shall not exceed the amount paid to Licensor under this Agreement.

ARTICLE 6: INDEMNIFICATION.

6.1 Indemnity. Licensee will defend and hold harmless Licensor against any claim, suit, or proceeding brought against Licensor and any assignor of Intellectual Property used in connection with the Ongoing Business (“Defended Parties” hereinafter). Licensee will pay any damages or court costs, excluding consequential and exemplary damages finally awarded against any Defended Parties, or agreed to by Licensee in settlement or compromise, to the extent such claim, suit, or proceeding is based on an allegation that the Collective Technology licensed under this Agreement, or the distribution or use thereof in accordance with this Agreement:

a.	Infringes any patent, copyright or other intellectual property right, or;

b.	Is subject the subject of a claim that my result in Licensor or its assignors from perfecting or benefiting from a clear right to the Intellectual Property.

ARTICLE 7: WARRANTIES

7.1 No Other Warranties. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE NATURE, FITNESS, QUALITY, USED OR UTILITY OF THE LICENSED TECHNOLOGY, ASSOCIATED TECHNOLOGY, INCLUDING SOFTWARE, OR INTELLECTUAL PROPERTY ASSOCIATED WITH THE ONGOING BUSINESS. WITHOUT LIMITING THE FOREGOING, AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE LICENSED TECHNOLOGY, ASSOCIATED TECHNOLOGY, INCLUDING SOFTWARE, OR INTELLECTUAL PROPERTY ASSOCIATED WITH THE ONGOING BUSINESS. ANY SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISLAIMED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSED TECHNOLOGY, ASSOCIATED TECHNOLOGY OR INTELLECTUAL PROPERTY ASSOCIATED WITH THE ONGOING BUSINESS ARE SOLD “AS IS” ON THE APPLICABLE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE “WITH ALL FAULTS.” WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS BY LICENSOR OR ITS REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE LICENSED TECHNOLOGY, ASSOCIATED TECHNOLOGY OR INTELLECTUAL PROPERTY ASSOCIATED WITH THE ONGOING BUSINESS.

ARTICLE 8: GENERAL COVENANTS

8.1 Confidentiality.

a.	The Parties agree that the contents of this Agreement are strictly confidential and that each Party shall and shall cause its agents, servants, representatives and Affiliates to hold in confidence the language, nature and contents of this Agreement in confidence, except to the extent that Seller can show that the information:

i.	Is generally available to and known by the public through no fault of any Party, any of its Affiliates or their respective Representatives, or;

ii.	Is lawfully acquired by and Party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

b.	Notwithstanding the foregoing, the parties may disclose this Agreement when disclosure is required by law, subpoena, order of court, government agency or arbitration tribunal. In the event of inquiry by any person or governmental or business entity, the Parties are authorized only to state that all claims between the Parties have been resolved under terms that are confidential and may be disclosed only in compliance with legal process such as a subpoena or court order. This Agreement may only be disclosed to a court of competent jurisdiction in furtherance of the vindication of the rights granted to Parties herein.

c.	If any Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, each Party shall promptly notify each Party in writing and shall disclose only that portion of such information which the disclosing Party is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

8.2 Notices.

a.	All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:

i.	When delivered by hand, with written confirmation of receipt;

ii.	When received by the addressee if sent by a nationally recognized overnight courier, receipt requested;

iii.	On the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or;

iv.	On the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

b.	The communications must be sent to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

i.	If to Licensor at the address indicated in the opening paragraph.

ii.	If to Licensee at the address indicated in the opening paragraph.

8.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

8.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

8.6 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other statement, the statements in the body of this Agreement will control.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

8.8 No Third-party Beneficiaries. Except as provided herein, this Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

8.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

8.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdiction other than those of the State of Texas.

b.	Any legal suit, action or proceeding arising out of or based upon this agreement may be instituted in the federal courts of the United States of America or the courts of the State of Texas and each party irrevocably submits to the exclusive jurisdiction of those courts in any suit, action or proceeding. Service of process, summons, notice or other document by mail to a party’s address set forth in this agreement shall be effective service of process for any suit, action or other proceeding brought in any of those courts. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in those courts and irrevocably waive and agree not to plead or claim in any of those courts that the suit, action or proceeding brought in any of those court has been brought in an inconvenient forum.

c.	Each party acknowledges and agrees that any controversy which may arise under this agreement or the other transaction documents is likely to involve complicated and difficult issues and, therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) the party has considered the implications of this waiver, (c) the party makes this waiver voluntarily, and (d) the party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

8.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURES

By the signatures below, the Parties indicate their intention, willingness and authorization of their respective business entities, free of coercion, to be mutually bound by the terms appearing in this Agreement. Any individual that executes this Agreement on behalf of a business organizations does so while warranting that he or she is authorized to act on behalf of such organization.

Licensor:	Licensee:

Novo MedSpa Addison Corporation	American International Holdings Corp.

Dated:	Dated: